Exhibit 10.39

AMENDMENT NO.2 TO THE 2004 STOCK OPTION PLAN FOR KEY
EMPLOYEES OF SEALY CORPORATION AND ITS SUBSIDIARIES
ADOPTED OCTOBER 26, 2007

The first paragraph of Section 5 in Sealy’s 2004 Stock option plan be and hereby is amended by deleting the word “Such” at the beginning of the second sentence and adding  the following two sentences after the current first sentence of the paragraph:

“All Grants under this plan shall be made at exercise prices or base values that are not less than the Fair Market Value on the date of such Grant.  Grants under this plan shall not be scheduled to be made in advance of public announcements of favorable non-public news concerning the Company.”

Section 8 in Sealy’s 2004 Stock option plan be and hereby is amended by replacing the words “the Committee may adjust appropriately” with the following “the Committee, in order to prevent the dilution or enlargement of rights under the Plan or outstanding Options, shall adjust appropriately”.